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                                                                    EXHIBIT 11.1

                        PHOENIX INTERNATIONAL LTD., INC.

                       COMPUTATION OF EARNINGS PER SHARE


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


                                                          Three Months Ended           Six Months Ended
                                                               June 30,                    June 30,
                                                       ------------------------    -------------------------
                                                          1996          1995          1996          1995
                                                       ----------    ----------    ----------     ----------
       Net income                                      $  351,450    $1,826,465    $  492,976     $1,220,492
                                                       ==========    ==========    ==========     ==========
       PRIMARY

       Weighted average common stock outstanding        3,020,121     2,900,589     2,986,358      2,873,338
       Effect of dilutive common stock equivalents
            outstanding during the period (1)             365,818       101,594       245,753        104,797

       Effect of common stock issued and stock
       options  granted during the 12-month period
            preceding July 1, 1996 (3)                      --          229,760       114,880        229,760
                                                       ----------    ----------    ----------     ----------
                Total common and common equivalent
                shares                                  3,385,939     3,231,943     3,346,991      3,207,895
                                                       ==========    ==========    ==========     ==========

       Primary net income per share                    $     0.10    $     0.57    $     0.14     $     0.38
                                                       ==========    ==========    ==========     ==========

       FULLY DILUTED

       Weighted average common stock outstanding        3,020,121     2,900,589     2,986,358      2,873,338
       Effect of dilutive common stock equivalents
            outstanding during the period (2)             411,638       101,594       294,030        104,797

       Effect of common stock issued and stock
       options granted during the 12-month period
       preceding July 1, 1996 (3)                           --          229,760       114,880        229,760
                                                       ----------   -----------    ----------     ----------
                Total common and common equivalent
                shares                                  3,431,759     3,231,943     3,395,268      3,207,895
                                                       ==========    ==========    ==========     ==========

        Fully diluted net income per share             $     0.10    $     0.57    $     0.14     $     0.38
                                                       ==========    ==========    ==========     ==========
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(1)      Based on the treasury stock method using average market price
(2)      Based on the treasury stock method using the higher of the average or period-end market price
(3)      Pursuant to Securities and Exchange Commission
         Staff Accounting Bulletin No. 83, common stock issued and stock options granted at prices below the initial public offering price per share during the 12-month period immediately preceding the initial filing and through the effective date of the Registration Statement, using the treasury stock method.